Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:
David Rubinger	Jeff Dodge
Media Relations	Investor Relations
(404) 885-8555	(404) 885-8804
david.rubinger@equifax.com	jeff.dodge@equifax.com

Equifax to Acquire APPRO Systems;

Brings Powerful New Dimension to Equifax’s Enabling Technologies

ATLANTA, February 7, 2005 – Equifax Inc. (NYSE: EFX) today announced it has agreed to acquire APPRO Systems, Inc., a leading provider of automated credit risk management and financial technologies. The transaction, valued at $92 million including non-operating liquid assets, is expected to close within 90 days.

Based in Baton Rouge, La., APPRO designs and develops industry-leading technologies for consumer, commercial and retail banking lending operations.  The privately held company generated more than $20 million in annual revenue last year and has more than doubled its revenue over the past two years.  APPRO counts among its customers more than 150 financial institutions, including many leading banks and credit unions throughout the U.S.

“This acquisition accelerates us toward our goal of establishing Equifax’s enabling technologies as a vital and visible growth engine for Equifax,” said Tom Chapman, Equifax chairman and CEO.  “The addition of APPRO to our already robust, leading-edge decisioning platforms and world-class analytics provides a competitive advantage that will fuel future growth for our company. Based on current economic conditions, Equifax expects annual revenue growth for the Enabling Technologies business to be in the mid-teens.”

APPRO’s LoanCenter™ software products and services serve the credit origination, underwriting and fulfillment needs for financial institutions and automotive lending.

“APPRO’s software solutions combined with Equifax’s enabling technologies, including InterConnect™, Decision Power™ and Apply™, create powerful, unmatched solutions which enable clients to better manage their customer relationships,” continued Chapman.

Upon the close of the acquisition, Steve Uffman, founder, chairman and CEO of APPRO, will join Equifax as Group Executive, Enabling Technologies, reporting directly to Chapman.  “Having an innovator such as Steve Uffman underscores Equifax’s commitment to the long-term development of our enabling technology capabilities,” Chapman added.

“There isn’t a better fit for all of the APPRO stakeholders than Equifax,” said Uffman. “We have known the Equifax management team for many years, and our vision for the mission critical role that enabling technologies plays for our customers sync up perfectly.”

Under the terms of the agreement, Equifax will pay a total of about $92 million in cash to APPRO’s stockholders and option holders.  The net cash impact to Equifax of the acquisition will be approximately $74 million after the disposition of certain assets.

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About Equifax Inc.

Equifax Inc. is a global leader in turning information into intelligence. For businesses, Equifax provides faster and easier ways to find, approve and market to the appropriate customers. For consumers, Equifax offers easier, instantaneous ways to buy products or services and better insight into and management of their personal credit. Equifax. Information that Empowers.

About APPRO Systems, Inc.

APPRO Systems, Inc. is one of the lending industry’s leading providers of comprehensive, automated credit risk management and financial technologies for the Internet and traditional lending environments. APPRO supports more than 150 financial institutions, with customers of all types in the United States, Canada and Puerto Rico. The 26-year-old company is based in Baton Rouge, LA.

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Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these forward-looking statements.  Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for Equifax’s products and services, pricing and other competitive pressures, risks associated with the integration of acquisitions and other investments and other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent filings with the SEC.  Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.